UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 23, 2014
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Commission File Number 333-170315

First Titan Corp.
(Exact name of small business issuer as specified in its charter)

Florida	27-3480481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

495 Grand Boulevard, Suite 206 Miramar Beach, Florida	32550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 269-7267

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities

On September 23, 2014, the Corporation authorized and issued a total of 10,000,000 restricted shares of common stock in the Corporation to two newly appointed members of the Corporation’s board of directors.  The restricted common stock is subject to a vesting term of three years of service, with 33.33% of the stock vested after year one, 33.33% of the stock vested after year two and 33.33% after year three.  In the event a board member resigns or is removed from the board of directors, they will forfeit any shares of common stock that have not vested. The holders of the restricted shares will have the right to direct the Corporation to vote their issued but unvested shares of common stock on any matters that come before the shareholders of the Corporation for which holders of common stock have the right to vote.  The restricted shares of common stock were issued pursuant to Section 4(a)(2) of the Securities Act based on representations of the shareholders to which such shares were issued.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 23, 2014, the Corporation appointed Paul Gonzales and Jeffrey Graefe to its board of directors; both Mr. Gonzales and Mr. Graefe are independent board members and have never received any compensation from the Corporation other than the restricted share grants mentioned in Item 3.02 above.

Paul Gonzales

Mr. Gonzales is a Senior Business Development Manager in Addison Group’s Finance and Accounting Division.  Mr. Gonzales advises small, mid-sized and large private and publicly-traded organizations of strategies to optimize their Finance and Accounting departments.  Specifically, Mr. Gonzales’ expertise is focused in E&P, Midstream, Oilfield Services, and Drilling Operations; however, Mr. Gonzales has advised companies in several other industries, as well.  Mr. Gonzales started his career at Merrill Lynch and continues to holds his series 7 & 66 licenses.  Following Merrill Lynch, Mr. Gonzales moved to UHY, LLP where he focused on advising companies’ Tax, Accounting and Audit department heads.  Mr. Gonzales is highly connected in the oil and gas business community and the community at large.  Mr. Gonzales received a Bachelor’s of Business Administration degree, as well as, an MBA with an emphasis in Finance from Sam Houston State University.

Jeff Graefe

Mr. Graefe is a strategic leader, project manager, and business development executive with more than 18 years of experience contributing to corporate success. Mr. Graefe has worked with start-up companies since completing law school. In addition, Mr. Graefe advised several Fortune 500 companies while working as a management consultant at a big 4 accounting firm.  While working for Intel, General Motors, Blue Cross and Blue Shield, and others, Mr. Graefe participated in over one hundred million dollars of consulting engagements that produced quantified savings of over three hundred million dollars.  In addition to his professional pursuits, Mr. Graefe has experience as a faculty member of the University of Houston teaching Business Law.  During his time at the University of Houston, Mr. Graefe was asked to begin an Energy Center for the Bauer College of Business.  Mr. Graefe, along with a former CEO of Shell Chemical, built a Center of Excellence at the Bauer College of Business.  When Mr. Graefe left the Center, it had the support of over 40 energy companies, including Shell, BP, ExxonMobil, Chevron and ConocoPhillips, had conducted over 50 events advancing critical thought for the industry and had produced curriculum for three energy management programs:  one for undergraduates, one for graduate students and one for industry.  Mr. Graefe has consulted for GE Energy and has founded two energy-related enterprises.   Mr. Graefe possesses a Bachelors of Arts degree and a Juris Doctorate from the University of Oklahoma.

Restricted Shares Issued to Director

Pursuant to Mr. Gonzales’ and Mr. Graefe’s appointment to the board of directors, on September 23, 2014, the board of directors authorized and issued 5,000,000 shares of common stock in the Corporation to each of Mr. Gonzales and Mr. Graefe; a total of 10,000,000 shares of common stock in the Corporation were issued to the two new directors. The restricted common stock is subject to a vesting term of three years of service, with 33.33% of the stock vested after year one, 33.33% of the stock vested after year two and 33.33% after year three. In the event the board member resigns or is removed from the board of directors, they will forfeit any shares of common stock that have not vested. The holders of the restricted stock will have the right to direct the Corporation to vote their issued but unvested shares of common stock on any matters that come before the shareholders of the Corporation for which holders of common stock have the right to vote. The restricted shares of common stock were issued pursuant to Section 4(a)(2) of the Securities Act based on representations of the shareholders to which such shares were issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 26, 2014	First Titan Corp.

By: /s/ G. Jonathan Pina
G. Jonathan Pina
Chief Executive Officer
Principal Financial Officer